Exhibit 4.13
THIS VARIATION AGREEMENT (Variation”) is made on 3 August 2009 by and between
(1)	AVIVA GLOBAL SERVICES (MANAGEMENT SERVICES) PRIVATE LIMITED, a company incorporated in Singapore (company number 200812047E) whose registered office is situated at 3 Anson Road, #07-O1 Springleaf Tower Singapore 079909 (‘Customer’); and

(2)	WNS CAPITAL INVESTMENT LIMITED a company incorporated In Mauritius whose registered office is situated at 10 Frere Felix de Valios Street, Port Louis. Mauritius (“Supplier”).
each referred to in this Variation as a ‘Party’ and collectively as the ‘Parties’
WHEREAS:
The Parties entered into a Master Services Agreement dated 11th July 2008 (the ‘Agreement’). The Parties now wish to vary the terms of the Agreement as follow
NOW IT IS THEREFORE AGREED AS FOLLOWS:
1.	The Agreements varied in accordance as set out in Annex 1

2.	This Variation will take effect as from 3 August 2009.

3.	All other terms and conditions of the Agreement are unaffected by the terms of this variation and therefore remain in full force and effect

4.	The Signatures of the Parties need not appear on the same copy of his Variation so long as each party signs at least one copy of this Variation and the copies contain the same terms and conditions. Each counterpart shall be regarded as an original, and all the counterparts shall together constitute one and the same instrument. This Variation shall be effective on execution by all parties and may be validly exchanged and delivered by fax.
IN CONSIDERATION OF THE COVENANTS AND PROMISES IN THIS VARIATION THE PARTIES AGREE AS FOLLOWS;
Agreed for and on behalf of

AVIVA GLOBAL SERVICES	WNS CAPITAL INVESTMENT LIMITED
(MANAGEMENT SERVICES) PRIVATE
LIMITED

S. Turpil	J.J. Selvadurai
Director	Director
July 30, 2009	August 3, 2009

ANNEX 1:
A.	In paragraph 4.1 of Schedule 4 of the Agreement the following shall be added as a new paragraph

Notwithstanding the foregoing and subject to paragraphs 4.4 to 4.7 of this Schedule the Minimum Commitment Level shall not fall below
•	3300 Billable FTE for the period 1st March 2010 to 31 July 2011

•	3250 Billable FTE for the period 1st August 2011 to 31 January 2012
B.	Clause 1.7(C) (ii) is replaced with the following new clause 1.7(C) (ii)
(ii)	the Noida Agreement. provided that the term of the Noida Agreement is not extended beyond 1st May 2010 From 1st May 2010 the number of full time employees under the Noida Agreement shall be zero, or